Exhibit 10.4

Avid Technology, Inc.

Notice of Award of Restricted Stock under Amended and Restated 2005 Stock Incentive Plan

[NAME]

Employee ID: _____

Dear ___________,

This notice (the “Notice”) evidences the award by Avid Technology, Inc. (the “Company”) on _____________ (the “Grant Date”) to you (the “Participant”) of ________ shares of restricted common stock, $0.01 par value per share, of the Company (the “Shares”) at a purchase price of $.01 per Share under the Company’s Amended and Restated 2005 Stock Incentive Plan (as amended from time to time, the “Plan”). The total price of the Shares is $_______. The Shares are subject to the attached terms and conditions and the Plan. The Participant may obtain electronic copies of the Plan and the related Plan Prospectus from the same webpage that he or she obtained this Notice and the terms and conditions. The Notice, the terms and conditions, and the Plan, together constitute the complete agreement between the Participant and the Company regarding the Shares.

Pursuant to Section 2 of the terms and conditions, upon termination of the Participant’s employment, the Company has an option to repurchase any Shares awarded to the Participant that are not then vested at a price of $.01 per share, except as otherwise provided in Sections 2(b) and (c) of such terms and conditions.

The Shares will vest as set forth in the following schedule, and will become fully vested on the last date shown.

Vested Shares	Vesting Date

AVID TECHNOLOGY, INC.

By _______________________________	Date _______________________

Name:

Title:

Address:

Avid Technology, Inc.

Restricted Stock Award

Terms and Conditions

1.            Purchase of Shares. The Company shall issue and sell to the Participant, and the Participant shall purchase from the Company, subject to theses terms and conditions, the attached Notice and the Plan, the number of Shares identified in the Notice at a purchase price per Share identified in the Notice. The aggregate purchase price for the Shares shall be paid by the Participant by check payable to the order of the Company or such other method as may be acceptable to the Company. The Company shall record on its books the issuance to the Participant of that number of Shares purchased by the Participant. The Participant agrees that the Shares shall be subject to the Purchase Option set forth in Section 2 and the restrictions on transfer set forth in Section 4. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Notice.

2.	Purchase Option.

(a)      The Shares shall vest as set forth in the Notice. Except as provided in Sections 2(b) and (c), in the event that the Participant ceases to be employed by the Company (as an employee or officer of, or an advisor or consultant to, the Company) for any reason or no reason, with or without Cause (as defined in Section 2(c)), prior to the final vesting date of the Shares, vesting shall cease and the Company shall have the right and option (the “Purchase Option”) to purchase from the Participant, for a price per Share specified in the Notice (the “Option Price”), some or all of the Shares that are not then vested. Notwithstanding anything to the contrary in these terms and conditions, the Notice or the Plan, if the Participant’s employment with the Company is terminated, then this restricted stock award shall be subject to any applicable, superseding vesting terms as set forth in the Participant’s then-effective employment agreement, offer letter or other similar agreement with the Company, if any.

(b)     In the event that the Participant’s employment with the Company is terminated by reason of death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) prior to the final vesting date of the Shares, the Participant’s Shares that vest solely based on the passage of time (“Time-Based Shares”) shall vest with respect to an additional number of Time-Based Shares that would have vested during the one-year period following the termination of the Participant’s employment with the Company.

(c)      If the Participant retires prior to the final vesting date of the Shares, then the Time-Based Shares shall continue to vest through the final vesting date, notwithstanding that the Participant ceases to be employed by the Company; provided, however, if the Participant, prior to such final vesting date, breaches (as determined by the Company in its sole discretion) the non-competition, non-solicitation or confidentiality provisions of any employment or nondisclosure agreement or other similar agreement between the Participant and the Company, vesting shall immediately cease and the Company shall have the right to exercise the Purchase Option with respect to all of the Shares that are not vested on the date of the breach.

For purposes of this Section 2(c), “retirement” shall mean the cessation of employment with the Company for any reason other than “Cause” by a Participant who is at least 60 years of age and who has been employed continuously by the Company for the seven years immediately preceding the date of cessation of employment. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. Notwithstanding the foregoing, if the Participant is party to an employment agreement, offer letter or other similar agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(d)     For purposes of these terms and conditions, employment with the Company shall include employment with any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and 424(f) of the Code.

3.	Exercise of Purchase Option and Closing.

(a)      The Company may exercise the Purchase Option by delivering or mailing to the Participant, within 90 days after the termination of the employment of the Participant with the Company, a written notice of exercise of the Purchase Option. Such notice shall specify the number of Shares to be purchased. If and to the extent the Purchase Option is not so exercised by the giving of such a notice within such 90-day period, the Purchase Option shall automatically expire and terminate effective upon the expiration of such 90-day period.

(b)     Within 10 days after delivery to the Participant of the Company’s notice of the exercise of the Purchase Option pursuant to Section 3(a), the Company shall cause to be transferred to the Company on its books that number of Shares that the Company has elected to purchase in accordance with the terms herein. In the event a certificate or certificates representing the Shares have been issued to the Participant, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Shares that the Company has elected to purchase in accordance with the terms herein, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Shares to the Company. Upon such transfer, the Company shall deliver or mail to the Participant a check in the amount of the aggregate Option Price for such Shares (provided that any delay in making such payment shall not invalidate the Company’s exercise of the Purchase Option with respect to such Shares).

(c)      After the time at which any Shares are transferred to the Company pursuant to Section 3(b), the Company shall not pay any dividend to the Participant on account of such Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

(d)     The Option Price may be payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Participant to the Company or in cash (by check) or both.

(e)      The Company shall not purchase any fraction of a Share upon exercise of the Purchase Option, and any fraction of a Share resulting from a computation made pursuant to Section 2 shall be rounded to the nearest whole Share (with any one-half Share being rounded upward).

(f)       The Company may assign its Purchase Option to one or more persons or entities.

4.	Restrictions on Transfer; Effect of Prohibited Transfer.

(a)      The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any unvested Shares, or any interest therein, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, provided that such Shares shall remain subject to these terms and conditions (including without limitation the restrictions on transfer set forth in this Section 4, and the Purchase Option) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions herein.

(b)      The Company shall not be required (i) to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth herein, or (ii) to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

5.            Restrictive Legend. The book entry account reflecting the issuance of the Shares in the name of the Participant shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to restrictions on transfer and an option to purchase set forth in that certain Restricted Stock Award Terms and Conditions, and a copy of such Restricted Stock Award Terms and Conditions is available for inspection without charge at the office of the Secretary of the corporation.”

6.	Withholding Taxes; Section 83(b) Election.

(a)      The Participant acknowledges and agrees that to satisfy any federal, state or local withholding tax obligation required by law to be withheld or paid in respect of this award, the Company shall deduct and retain from the Shares no longer subject to the Purchase Option under Section 2 such number of Shares as is equal in value to the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the lapse of the Purchase Option (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such income), based on the closing price of the Company’s common stock on the vesting date of the Shares. The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Company’s common stock. The Participant and the Company have structured these terms and conditions to constitute a “binding contract” relating to the sale of the Company’s common stock pursuant to this Section 6, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

(b)       The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the Shares and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Shares. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Shares. The Participant acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Shares and that the Participant had decided not to file a Section 83(b) election.

7.	Miscellaneous.

(a)      Governing Law. These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice or conflict of law provision.

(b)     Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)      Binding Effect. These terms and conditions shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4.

(d)     Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown on the attached Notice, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7(d).

(e)      Waiver. Any provision for the benefit of the Company contained in these terms and conditions may be waived, either generally or in any particular instance, by the Board of Directors of the Company or a duly authorized committee thereof.

(f)      Entire Agreement. These terms and conditions, the Notice and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(g)     Amendment. These terms and conditions may only be amended or modified in accordance with the Plan.